EXHIBIT 10(j)








                              EMPLOYMENT AGREEMENT



                                 by and between




                           FLEET FINANCIAL GROUP, INC.



                                       and



                                 JOEL B. ALVORD

                                TABLE OF CONTENTS



SECTION                                                              PAGE
-------                                                              ----

1.    Employment.......................................................1

2.    Term.............................................................1

3.    Position and Duties..............................................1

4.    Place of Performance.............................................2

5.    Compensation and Related Matters.................................2
      (a)   Base Salary................................................2
      (b)   Bonuses....................................................2
      (c)   Equity-Based Compensation..................................2
      (d)   Expenses...................................................3
      (e)   Other Benefits.............................................3
      (f)   Vacation...................................................4
      (g)   Services Furnished.........................................4

6.    Offices..........................................................4

7.    Termination......................................................5
      (a)   Death......................................................5
      (b)   Disability.................................................5
      (c)   Cause......................................................5
      (d)   Good Reason................................................6

8.    Termination Procedure............................................6
      (a)   Notice of Termination......................................6
      (b)   Date of Termination........................................6
      (c)   Compensation During Dispute................................6

9.    Compensation upon Termination or During Disability ..............7
      (a)   Disability; Death..........................................7
      (b)   By Corporation without Cause or by the Executive...........7
      (c)   By Corporation for Cause...................................8
      (d)   Compensation Plans.........................................8
      (e)   Mitigation.................................................8

10.   Confidential Information; Nonsolicitation Requirement............9
      (a)   Confidential Information...................................9
      (b)   Nonsolicitation Requirement................................9

SECTION                                                              PAGE
-------                                                              ----

11.   Indemnification; Legal Fees......................................9

12.   Successors; Binding Agreement....................................9
      (a)   Corporation's Successors...................................9
      (b)   The Executive's Successors................................10

13.   Notice..........................................................10

14.   Additional Payment..............................................10

15.   Amendment or Modification; Waiver...............................12

16.   Funding.........................................................12

17.   Arbitration.....................................................12

18.   Governing Law...................................................12

19.   Miscellaneous...................................................12

20.   Severability....................................................12

21.   Counterparts....................................................13

22.   Entire Agreement................................................13

                             INDEX OF DEFINED TERMS

Term                                                        Where Defined
----                                                        -------------

Actual Date.................................................Sec. 5(e) (ii)
Annual Bonus.....................................................Sec. 5(b)
Base Salary......................................................Sec. 5(a)
Board ........................................................Introduction
Cause ...........................................................Sec. 7(c)
Code  .............................................................Sec. 11
Contract Payments...............................................Sec. 14(a)
Corporation...................................................Introduction
Date of Termination..............................................Sec. 8(b)
Disability.......................................................Sec. 7(b)
Disability Period................................................Sec. 9(a)
EGLIP ......................................................Sec. 5(e) (iv)
Earliest Date...............................................Sec. 5(e) (ii)
Effective Date......................................................Sec. 2
Effective Time................................................Introduction
Excise Tax......................................................Sec. 14(a)
Executive.....................................................Introduction
Good Reason......................................................Sec. 7(d)
Gross-Up Payment................................................Sec. 14(a)
Long-Term Bonus..................................................Sec. 5(b)
Merger........................................................Introduction
Notice of Termination............................................Sec. 8(a)
Shawmut.......................................................Introduction
Prior Agreement...............................................Introduction
SDLIP ......................................................Sec. 5(e) (ii)
SERP  .....................................................Sec. 5(e) (iii)
Severance Agreement................................................Sec. 22
Term  ..............................................................Sec. 2
Total Payments..................................................Sec. 14(b)

                              EMPLOYMENT AGREEMENT


      AGREEMENT, dated as of February 20, 1995, by and between Joel B. Alvord (the "Executive") and Fleet Financial Group, Inc., a Rhode Island corporation (the "Corporation")

      The Executive was formerly employed by Shawmut National Corporation, a Delaware corporation ("Shawmut"), as Chairman and Chief Executive Officer pursuant to an employment agreement (the "Prior Agreement") effective as of February 24, 1994. Pursuant to the Agreement and Plan of Merger, dated as of February 20, 1995 (the "Merger Agreement"), by and between the Company and Shawmut, Shawmut will merge with and into the Company as of the "Effective Time" (as defined in the Merger Agreement).

      The Board of Directors of the Corporation (the "Board") recognizes that the Executive can contribute significantly to the growth and success of the Corporation. The Board desires to provide for the employment of the Executive and to encourage the attention and dedication to the Corporation of the Executive as a member of the Corporation's management, in the best interests of the Corporation and its shareholders. The Executive is willing to commit himself to serve the Corporation, on the terms and conditions herein provided.

      In order to effect the foregoing, the Corporation and the Executive wish to enter into an employment agreement on the terms and conditions set forth below. This Agreement shall become effective only at the Effective Time. If the Effective Time does not occur, this Agreement shall be of no force and effect. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

      1. Employment. The Corporation hereby agrees to employ the Executive, and the Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

      2. Term. The period of employment of the Executive by the Corporation hereunder (the "Term") shall commence on the date (the "Effective Date") on which the Effective Time occurs and shall end on the Executive's 60th birthday, unless sooner terminated as provided in Section 7.

      3. Position and Duties. During the Term, the Executive shall serve as Chairman of the Corporation. The Executive shall be responsible for the business banking function, the consumer and investment management functions and the operational, data processing, and other fee businesses of the Corporation and/or shall have such other responsibilities and authority as may from time to time be assigned to the Executive by the Chief Executive Officer of the Corporation or the Board, provided that such other responsibilities and authority are acceptable to the Executive. The Corporation agrees to sponsor the Executive's election and reelection to the Board during the Term and thereafter until his attainment of age 65. Upon the expiration of the Term and until the Executive's attainment of age 65, the Executive shall also serve as Chairman of the Executive Committee of the Board or in such other capacity as the Executive and the Corporation shall mutually agree. The Executive agrees to devote substantially all of his working time and efforts to the performance of his duties for the Corporation; provided, however, that the Executive may (i) serve on the boards of directors of other organizations to the extent such service is permitted by applicable law and would not subject the Corporation to any liability with respect to its business activities under such law, and (ii) may devote a reasonable amount of time to charitable and community services.

      4. Place of Performance. In connection with the Executive's employment by the Corporation, the Executive shall be based at the headquarters of the Corporation in Boston, Massachusetts, except for required travel on the Corporation's business to an extent substantially consistent with the Executive's business travel obligations with Shawmut prior to the Effective Date.

      5. Compensation and Related Matters.

      (a) Base Salary. During the Term, the Corporation shall pay the Executive a base salary ("Base Salary") at a rate no less than 90% of the base salary in effect from time to time for the Chief Executive Officer of the Corporation. Base Salary shall be paid in approximately equal installments in accordance with the Corporation's customary payroll practices. Base Salary may be increased from time to time in accordance with the normal business practices of the Corporation and, if so increased, shall not thereafter during the Term be decreased. The salary payments (including any increased salary payments) hereunder shall not in any way limit or reduce any other obligation of the Corporation hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Corporation to pay the Executive's salary hereunder.

      (b) Bonuses. During the Term, and with respect to calendar year 1995, the Executive shall receive annual bonuses (each, an "Annual Bonus"), each of which shall be at least equal to 90% of the annual bonus awarded to the Chief Executive Officer of the Corporation and the Executive shall be eligible to receive such other non-equity-based bonuses and awards (each, a "Long-Term Bonus") as may be provided pursuant to the terms of the long-term incentive plans of the Corporation applicable to similarly situated executive officers of the Corporation, as such plans may from time to time be revised, each of which shall be at least equal to 90% of the long-term bonus awarded to the Chief Executive Officer of the Corporation. The Annual Bonus and the Long-Term Bonus shall each be paid at a time and in a manner consistent with the time and manner in which the Annual Bonus and the Long-Term Bonus are paid to the Chief Executive Officer of the Corporation in accordance with the terms of such plans.

      (c) Equity-Based Compensation. During each year of the Term, the Executive shall be entitled to receive equity-based compensation awards, including without limitation awards of stock options and restricted stock, each of which shall be at least equal to 90% of each such award made to the Chief Executive Officer of the Corporation, and on the same terms and conditions as each award made to the Chief Executive Officer of the Corporation; provided, however, that, notwithstanding any other provision of this Agreement to the contrary, for purposes of the vesting of such awards and the time at which such awards first become exercisable, the Executive shall continue to be treated as an employee of the Corporation until his 65th birthday.

      (d) Expenses. The Corporation shall promptly reimburse the Executive for all reasonable business expenses incurred during the Term by the Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Corporation, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Corporation.

      (e) Other Benefits.

      (ii) The Executive shall be entitled to participate in all of the employee benefit plans and arrangements made available by the Corporation to its similarly situated executive officers, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements; provided, however, that the Executive shall be entitled to participate in such plans and arrangements only to the extent that the benefits provided thereunder do not duplicate, in type, the benefits provided under paragraphs (ii)-(vi) of this Section 5(e). Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to subsection (a) of this Section 5. The Board shall from time to time by resolution provide the Executive with additional, individual benefits, which shall not thereafter during the term be decreased or discontinued.

      (ii) Notwithstanding any amendment or termination of Shawmut's Split-Dollar Life Insurance Plan (the "SDLIP") following the Effective Time, the Executive shall be entitled to receive all benefits to which he would have been entitled (including both death benefits and supplemental retirement benefits) had he continued to participate in such plan (as in effect immediately prior to the Effective Time) after the Effective Time for three (3) years.

      (iii)Notwithstanding any amendment or termination of Shawmut's Executive Supplemental Retirement Plan (the "SERP") following the Effective Time, the Executive shall be entitled to continue to accrue, during the period beginning at the Effective Time and ending upon his Date of Termination, a benefit thereunder (or under a substitute or alternative plan) at a rate at least equal to the greater of (A) the rate provided under the SERP as in effect immediately prior to the Effective Time and (B) the rate provided under any supplemental retirement plan maintained by the Corporation or any of its subsidiaries.

      (iv) Notwithstanding any amendment or termination of Shawmut's Executive Group Life Insurance Plan (the "EGLIP") following the Effective Time, the Executive shall (A) continue to be provided with life insurance benefits no less favorable than the benefits provided under the EGLIP immediately prior to the Effective Time for three (3) years subsequent to the Effective Time and (B) following his Date of Termination, be provided with retiree life insurance benefits no less favorable than the retiree life insurance benefits to which the participant would have been entitled under the EGLIP (as in effect immediately prior to the Effective Time) had he continued to be employed by Shawmut after the Effective Time for three (3) years.

      (v) Notwithstanding anything in this Section 5(d) of this Agreement to the contrary, during the Term, (A) the Corporation shall make available to the Executive long-term disability coverage providing a maximum monthly benefit of $15,000 at a monthly cost to the Executive no greater than the monthly cost paid by the Executive immediately prior to the Effective Date with respect to such coverage provided by Shawmut; and (B) the Corporation shall pay or reimburse the Executive for the premiums incurred by the Executive for the personal long-term disability insurance policy maintained by the Executive as of February 20, 1995. The reimbursement and payment of amounts described in clause (v) (B) above, as well as payments made under this sentence, shall be "grossed-up" to compensate the Executive for the tax consequences associated with such reimbursement and payment.

      (vi) In addition to the foregoing, the Corporation shall provide to the Executive retiree medical benefits no less favorable than those to which he would have been entitled had he retired from Shawmut immediately prior to the Effective Date.

      (f) Vacation. The Executive shall be entitled to (i) the number of vacation days in each calendar year, (ii) compensation in respect of earned but unused vacation days, and (iii) all paid holidays, in each case as the same may be provided by the Corporation to its similarly situated executive officers.

      (g) Services Furnished. During the Term, the Corporation shall furnish the Executive with office space, stenographic assistance and such other facilities and services as shall be suitable to the Executive's position and adequate for the performance of his duties as set forth in Section 3. Upon the expiration of the Term and until the Executive's attainment of age 65, the Corporation shall furnish him with office space at a location selected by him and stenographic assistance and such other facilities and services as shall be suitable to his position and adequate for his performance of his duties as a member of the Board.

      6. Offices. Subject to Sections 3 and 4, the Executive agrees to serve without additional compensation, if elected or appointed thereto, as a director of the Corporation or any of its subsidiaries and as a member of any committees of the board of directors of any such corporations, and in one or more executive positions of any of the Corporation's subsidiaries, provided that the Executive is indemnified for serving in any and all such capacities on a basis no less favorable than is currently or may be provided to any other director of the Corporation, any of its subsidiaries, or in connection with any such executive position, as the case may be.

      7. Termination. The Executive's employment hereunder may be terminated without any breach of this Agreement only under the circumstances set forth in subsections (a), (b), (c) and (d) of this Section 7. In the event of a termination pursuant to subsection (a), (b) or (c) of this Section 7, the Term shall end on the Executive's Date of Termination (as defined in Section 8(b)).

      (a) Death. The Executive's employment hereunder shall terminate upon his death.

      (b) Disability. If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from the full-time performance of his duties hereunder for the entire period of six consecutive months, and within thirty (30) days after written Notice of Termination (as defined in Section 8) is given shall not have returned to the performance of his duties hereunder on a full-time basis, the Corporation may terminate the Executive's employment hereunder for "Disability."

      (c) Cause. The Corporation may terminate the Executive's employment hereunder for Cause. For purposes of this Agreement, the Corporation shall have "Cause" to terminate the Executive's employment hereunder upon the occurrence of any of the following events:

      (i) the conviction of the Executive for the commission of a felony involving dishonesty with respect to the Corporation; or

      (ii) the willful misconduct by the Executive (including, but not limited to, breach by the Executive of the provisions of Section 10) that is demonstrably and materially injurious to the Corporation or its subsidiaries, whether monetarily or otherwise.

Cause shall not exist unless and until the Corporation has delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, the Executive was guilty of the conduct set forth in this Section 7(c) and specifying the particulars thereof in detail. For purposes of this Section 7(c), no act or failure to act on the Executive's part shall be considered "willful" unless done or failed to be done by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in the best interest of the Corporation.

      (d) Good Reason. The Executive may terminate his employment during the Term hereunder for "Good Reason." The Executive shall be deemed to have terminated his employment for Good Reason if his employment terminates for any reason other than death, Disability or by the Corporation for Cause.

      8. Termination Procedure.

      (a) Notice of Termination. Any termination of the Executive's employment by the Corporation or by the Executive (other than termination pursuant to Section 7(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

      (b) Date of Termination. "Date of Termination" shall mean (i) if the Executive's employment is terminated pursuant to Section 7(a) above, (ii) if the Executive's employment is terminated pursuant to Section 7(b) above, thirty (30) days after Notice of Termination (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (iii) if the Executive's employment is terminated pursuant to Section 7(c) above, the date specified in the Notice of Termination, and (iv) if the Executive's employment is terminated pursuant to Section 7(d) above, the date on which a Notice of Termination is given or any later date (within 30 days) set forth in such Notice of Termination; provided, however, that, if within thirty (30) days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected).

      (c) Compensation During Dispute. If a purported termination occurs during the Term, and such termination is disputed in accordance with subsection (b) of this Section 8, the Corporation shall continue to pay the Executive the full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, salary) and continue the Executive as a participant in all compensation, benefit and insurance plans in which Executive was participating when the notice giving rise to the dispute was given, until the Date of Termination, determined in accordance with subsection (b) of this
Section 8. Amounts paid under this Section 8(c) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

      9. Compensation upon Termination or During Disability.

      (a) Disability; Death. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), the Executive shall continue to receive his full Base Salary at the rate in effect at the beginning of such period until his employment is terminated pursuant to Section 7 (b), provided that payments so made to the Executive during the disability period shall be reduced by the sum of the amounts, if any, payable to the Executive with respect to such period under the disability benefit plans of the Corporation then in effect or under the Social Security disability insurance program, which amounts were not previously applied to reduce any such payment. Subsequent to the termination of the Executive's employment pursuant to Section 7(b), or in the event the Executive's employment is terminated by reason of his death, the Corporation shall pay to the Executive, his legal representative or his successors (as described in Section 12(b)) his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given. The Corporation shall have no further obligations to the Executive under this Agreement, except as set forth in this subsection (a) of Section 9, and the Executive's benefits shall be determined under the Corporation's retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

      (b) By the Corporation without Cause or by the Executive. If during the Term the Executive's employment is terminated by the Corporation other than for Cause or Disability or by the Executive, then --

      (i) the Corporation shall pay the Executive his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and an amount equal to all bonuses and awards that would have been earned by the Executive upon completion of each award cycle that began during the Term but had not been completed as of the Date of Termination, assuming the full achievement of all goals and targets relating thereto, in the case of each such bonus and award multiplied by a fraction, the numerator of which shall be the number of days from the beginning of the applicable bonus or award cycle to and including the Date of Termination and the denominator of which shall be the number of days in such cycle;

      (ii) in lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination, the Corporation shall pay as liquidated damages to the Executive an aggregate amount equal to the product of (A) the number of years (including fractions thereof) remaining in the Term as of the Date of Termination and (B) the sum of (1) the Executive's annual salary rate in effect as of the Date of Termination,
      (2) the highest Annual Bonus awarded to and earned by the Executive pursuant to either Section 5(b) of this Agreement or Section 5(b) of the Prior Agreement in respect of any fiscal year during the three fiscal years completed prior to the Date of Termination, and (3) the highest Long-Term Bonus awarded to and earned by the Executive pursuant to either
      Section 5(b) of this Agreement or Section 5(b) of the Prior Agreement in respect of any performance cycle ending during the three fiscal years completed prior to the Date of Termination or, if no performance cycle has ended during such three fiscal years, then the highest Long-Term Bonus awarded to the Executive with respect to a performance cycle in effect but not yet ended on the Date of Termination, such amount to be paid in a cash lump sum within five (5) days following the Date of Termination, unless the Executive elects, prior to the beginning of the calendar year in which occurs the Date of Termination, to have such amount paid in substantially equal monthly installments during the period commencing with the month immediately following the month in which the Date of Termination occurs and ending with the month corresponding to the end of the Term hereunder; and

      (iii) the Corporation shall (A) continue to provide to the Executive the benefits described in Section 5(e) (v) hereof for the remainder of the Term, and (B) provide the benefits to which the Executive would have been entitled pursuant to Shawmut's Executive Supplemental Retirement Plan, Shawmut's Executive Group Life Insurance Plan and Shawmut's Split Dollar Life Insurance Plan (each, as in effect immediately prior to the Effective
      Date), in each case had his employment continued at the rate of compensation specified herein for the remainder of the Term, notwithstanding the Executive's election, if any, to commence receiving benefits under such plan, agreement or arrangement prior to the end of the Term. Benefits otherwise receivable by the Executive pursuant to clause
      (A) of this Section 9(b) (iv) shall be reduced to the extent comparable benefits are actually received by the Executive from a subsequent employer during the period during which the Corporation is required to provide such benefits, and the Executive shall report any such benefits actually received to the Corporation.

      (c) By Corporation for Cause. If the Executive's employment shall be terminated by the Corporation for Cause, then the Corporation shall pay the Executive his Base Salary (at the rate in effect at the time Notice of Termination is given) through the Date of Termination, and the Corporation shall have no additional obligations to the Executive under this Agreement except as set forth in subsection (d) of this Section 9.

      (d) Compensation Plans. Following any termination of the Executive's employment, the Corporation shall pay the Executive all unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination under any compensation plan or program of the Corporation, including, but not limited to, any deferred compensation plan or program, at the time such payments are due.

      (e) Mitigation. Except as is specifically provided in subsection (b) (iv) of this Section 9, the Executive shall not be required to mitigate the amount of any payment provided herein by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided hereunder be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Corporation, or otherwise.

      10. Confidential Information; Nonsolicitation Requirement.

      (a) Confidential Information. The Executive shall hold in a fiduciary capacity for the benefit of the Corporation all trade secrets, confidential information, and knowledge or data relating to the Corporation and its businesses, which shall have been obtained by the Executive during the Executive's employment by the Corporation and which shall not have been or now or hereafter have become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). The Executive shall not, without the prior written consent of the Corporation or as may otherwise be required by law or legal process, communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Corporation and those designated by the Corporation. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 10(a).

      (b) Nonsolicitation Requirement. During any period that the Executive is performing services hereunder or the Executive is entitled to payment pursuant to Section 9, and for a period of one (1) year following a termination of the Executive's employment by the Corporation for Cause, the Executive shall not induce any employee of the Corporation or its subsidiaries to terminate employment with the Corporation or its subsidiaries in order to obtain employment with any person, firm or corporation affiliated with the Executive.

      11. Indemnification; Legal Fees. The Corporation shall indemnify the Executive to the full extent permitted by law and the by-laws of the Corporation for all expenses, costs, liabilities and legal fees that the Executive may incur in the discharge of his duties hereunder, including any legal fees and expenses incurred by the Executive in contesting or disputing any termination of the Executive's employment or in seeking to obtain or enforce any right or benefit provided by this Agreement (or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), to any payment or benefit provided hereunder) other than for any such expenses, costs, liabilities or legal fees incurred as a result of the Executive's bad faith or gross negligence. Such payments shall be made within five (5) days after the Executive's request for payment accompanied with such evidence of fees and expenses incurred as the Corporation reasonably may require. Any termination of the Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 11.

      12. Successors; Binding Agreement.

      (a) Corporation's Successors. The Corporation will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Corporation in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Corporation" shall mean the Corporation as herein before defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

      (b) The Executive's Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

      13. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

      If to the Executive:

      Joel B. Alvord
      86 Chestnut Hill Road
      Glastonbury, Connecticut 06033

      If to the Corporation:

      Fleet Financial Group, Inc.
      50 Kennedy Plaza
      Providence, Rhode Island 02903
      Attention:  General Counsel

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

      14.   Additional Payment.

      (a) If any of the payments provided for in this Agreement (the "Contract Payments") or other portion of the Total Payments (as defined below) will be subject to the tax (the "Excise Tax") imposed by section 4999 of the Code, the Corporation shall pay to the Executive, no later than the fifth day following the Date of Termination, an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Contract Payments and such other Total Payments and any federal and state and local income tax and Excise Tax upon the payment provided for by this subsection, shall be equal to the Contract Payments and such other Total Payments.

      (b) For purposes of determining whether any of Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) any payments or benefits received or to be received by the Executive in connection with an event described in section 280(G) (b) (2) (A) (i) of the Code (hereinafter, a "change in control"), or the Executive's termination of employment pursuant to the terms of any plan, arrangement or agreement (other than this Agreement) with the Corporation, its successors, any person whose actions result in a change in control or any person affiliated with the Corporation or such person (together with the Contract Payments, the "Total Payments"), shall be treated as "parachute payments" within the meaning of section 280G(b) (2) of the Code except to the extent that, in the opinion of tax counsel selected by the Corporation's independent auditors and acceptable to the Executive, the Total Payments do not constitute parachute payments, (b) all "excess parachute payments" within the meaning of section 280G(b) (1) shall be treated as subject to the Excise Tax except to the extent that, in the opinion of such tax counsel, such excess parachute payments represent reasonable compensation for services actually rendered within the meaning of section 280G(b) (4) (B) of the Code in excess of the base amount within the meaning of section 280G(b) (3) of the Code, or are otherwise not subject to the Excise Tax, and (c) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Corporation's independent auditors in accordance with the principles of sections 280G(d) (3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

      (c) In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Executive's employment, the Executive shall repay to the Corporation at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus the portion of the Gross-Up Payment attributable to the Excise Tax and federal and state and local income tax imposed on the Gross-Up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax and/or a federal and state and local income tax deduction) plus interest on the amount of such repayment at the rate provided in section 1274(b) (2) (B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Corporation shall make an additional gross-up payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined.

      15. Amendment or Modification: Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Corporation as may be specifically designated by the Board or its compensation committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in Agreement.

      16. Funding. This Agreement shall constitute a Plan for purposes of
Section 1.01 of the so-called rabbi trust entered into by Shawmut prior to the Effective Date and assumed by the Corporation pursuant to the Merger Agreement; provided, however, that nothing contained herein shall require the Corporation to make additional contributions to such trust.

      17. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators in Boston, Massachusetts, in accordance with the rules of the American Arbitration Association then in effect or of such similar organization as the parties hereto may mutually agree. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The expense of such arbitration shall be borne by the Corporation.

      18. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Massachusetts without regard to its conflicts of law principles.

      19. Miscellaneous. All references to sections of any statute shall be deemed also to refer to any successor provisions to such sections. The obligations of the Corporation under Section 9 shall survive the expiration of the term of this Agreement. The compensation and benefits payable to the Executive under this Agreement shall be in lieu of any other severance benefits to which the Executive may otherwise be entitled upon his termination of employment under any severance plan, program, policy or arrangement of the Corporation (other than the Severance Agreement, as defined in Section 22).

      20. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect throughout the Term.

      21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      22. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and, as of the Effective Date, supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and, as of the Effective Date, the Prior Agreement and any prior agreement of the parties hereto in respect of the subject matter contained herein are hereby terminated and canceled; provided, however, that this Agreement shall not supersede or in any way affect the validity of any other agreement setting forth the rights of the Executive following a change in control of the Corporation (the "Severance Agreement").

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.


                                    FLEET FINANCIAL GROUP, INC.



                                    By:______________________________
                                    Name:
                                    Title:



                                    _________________________________
                                    Joel B. Alvord